TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (this “Agreement”), is entered into as of April 16, 2008 by and among APEX BIOVENTURES ACQUISITION CORPORATION, a Delaware corporation (“Parent”), APEX ACQUISITION SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”) and DYNOGEN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Parent, Acquisition Sub and the Company hereinafter collectively referred to as the “Parties”.

WHEREAS, on February 5, 2008, the Parties and the Holder Representatives entered into that certain AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”). All capitalized terms used herein and not defined, will have the meanings ascribed to them in the Merger Agreement; and

WHEREAS, the Parties desire to terminate the Merger Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the Parties hereby agree as follows:

1.  Termination of Merger Agreement. In accordance with Section 7.1(a) of the Merger Agreement, the Parties acknowledge and agree that, effective as of the date hereof, the Merger Agreement is irrevocably terminated and of no further force or effect (except for Section 5.11 of the Merger Agreement which shall survive such termination) and the Merger is abandoned.

2.  Confidentiality Agreement. Notwithstanding anything in this Agreement or in the Merger Agreement to the contrary, the Parties acknowledge that the Mutual Non-Disclosure Agreement and Waiver, dated August 14, 2007, between Parent and the Company (the “Confidentiality Agreement”), shall remain in full force and effect and Acquisition Sub agrees to be bound to the terms and conditions of the Confidentiality Agreement as if a party thereto to the same extent as Parent.

3.  Mutual Releases.

(a)  Certain Definitions. As used herein, the following terms shall have the following meanings:

“Associated Party” means, with respect to any specified Person, to the extent applicable, such Person’s (i) predecessors, successors, executors, administrators, trusts, spouse, heirs and estate, (ii) past, present and future assigns, agents and representatives, (iii) each entity that such Person has the power to bind (by such Person’s acts or signature) or over which such Person directly or indirectly exercises control and (iv) each entity of which such Person owns, directly or indirectly, a majority of the outstanding equity, beneficial, proprietary, ownership or voting interests.

“Claims” mean and include any and all agreements, causes of action, claims, commitments, contracts, controversies, covenants, indebtedness, debts, damages, demands, disputes, obligations, liabilities, rights and suits of every kind and nature, whether in law or equity, whether known or unknown, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, fixed or contingent, and whether sounding in contract, statute, tort, fraud, misrepresentation or other legal theory.

“Company Releasee” means the Company, the Company’s present and former directors, officers, employees, stockholders, agents and representatives, and the respective Affiliates, successors and assigns of each of the foregoing.

“Parent Releasee” means Parent, Acquisition Sub, their respective present and former directors, officers, employees, stockholders, agents and representatives, and the respective Affiliates, successors and assigns of each of the foregoing.

“Released Claims” means, (i) with respect to Section 2(b) below, Claims which Parent, Acquisition Sub and/or any of their respective Associated Parties has had or claims to have had, now has or claims to have, or may in the future have against any Company Releasee by reason of any matter, cause or thing whatsoever from the beginning of the world through the date hereof, and (ii) with respect to Section 2(c), Claims which the Company or the Holder Representatives (or either one of them) has had or claims to have had, now has or claims to have, or may in the future have against any Parent Releasee by reason of any matter, cause or thing whatsoever from the beginning of the world through the date hereof, in each case, (A) only to the extent arising out of, or relating to, the Merger Agreement, the documents and instruments executed in connection therewith, including without limitation, the Key Employee Letter Agreements, and the Merger and other transactions contemplated thereby, but (B) excluding Claims arising out of, or relating to, the Confidentiality Agreement.

(b)  Release by Parent and Acquisition Sub. Effective as of the date hereof, each of Parent and Acquisition Sub, on behalf of itself and each of its Associated Parties:

(i)  releases and forever discharges each Company Releasee of and from each Released Claim;

(ii)  waives the benefits of, and any rights arising under, any statute or common law principle that would provide that the foregoing release does not extend to claims that Parent and/or Acquisition Sub does not know or suspect to exist at the time of executing this Agreement;

(iii)  represents and warrants that (A) none of Parent, Acquisition Sub nor any of their respective Associated Parties has assigned, transferred, or purported to assign or transfer, to any Person any Released Claim, (B) to Parent’s and Acquisition Sub’s best knowledge, no other Person or entity has any interest in any of the Released Claims, (C) this Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub, (D) this Agreement is a valid and binding obligation of each of Parent and Acquisition Sub, and is enforceable against Parent and Acquisition Sub in accordance with its terms, and (E) no authorization, instruction, consent or approval of any Person is required to be obtained by Parent or Acquisition Sub in connection with the execution and delivery of this Agreement or the performance hereof (other than the consent of the Board of Directors of each of Parent and Acquisition Sub, which consent has been obtained); and

(iv)  irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Releasee based upon any Released Claim, it being understood that if Parent or Acquisition Sub brings any claim, suit, action or manner of action against any Company Releasee in administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, with respect to any Released Claim, then Parent or Acquisition Sub, as the case may be, shall indemnify such Company Releasee in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal fees) entered against, paid or incurred by the Company Releasee.

(c)  Release by the Company. Effective as of the date hereof, the Company, on behalf of itself and each of its Associated Parties:

(i)  releases and forever discharges each Parent Releasee of and from each Released Claim;

(ii)  waives the benefits of, and any rights arising under, any statute or common law principle that would provide that the foregoing release does not extend to claims that the Company does not know or suspect to exist at the time of executing this Agreement;

(iii)  represents and warrants that (A) neither the Company nor any of its Associated Parties has assigned, transferred, or purported to assign or transfer, to any Person any Released Claim, (B) to the Company’s best knowledge, no other Person or entity has any interest in any of the Released Claims, (C) this Agreement has been duly and validly executed and delivered by the Company, (D) this Agreement is a valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms, and (v) no authorization, instruction, consent or approval of any Person is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the performance hereof (other than the consent of the Board of Directors of the Company, which consent has been obtained); and

(iv)  irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Parent Releasee based upon any Released Claim, it being understood that if the Company brings any claim, suit, action or manner of action against any Parent Releasee in administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, with respect to any Released Claim, then the Company, as the case may be, shall indemnify such Parent Releasee in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal fees) entered against, paid or incurred by the Parent Releasee.

4.  Continuing Waiver Against the Trust. For the avoidance of doubt, the Company confirms its continuing waiver of all right, title, interest or claim of any kind in or to the Trust Account or any monies held therein.

5.  Announcements and Disclosure. As promptly as practicable after the execution and delivery of this Agreement and, in any event, within four Business Days thereof, Parent shall (a) prepare and issue a press release, and (b) prepare and file with the SEC a current report on Form 8-K, in each case, announcing the termination of the Merger Agreement (collectively, the “Termination Disclosure”), in each case, subject to the Company’s approval (such approval not to be unreasonably delayed or withheld). Further, each Party agrees, on behalf of itself and each of its Associated Parties, not to (i) issue or make (or cause to be issued or made) any press release or public announcement that conflicts with or is otherwise inconsistent with the Termination Disclosure, except to the extent required by applicable Law or the rules of any applicable securities exchange, in which case the party proposing to issue or make (or cause to be issued or made) such press release or public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing or making the same to attempt to agree upon mutually satisfactory text; or (ii) make (or cause to be made) any private statement or disclosure that conflicts with or is otherwise inconsistent with the Termination Disclosure, provided, that, the covenant contained in (ii) above (A) shall not be deemed to prohibit, limit or restrict private statements or disclosure between or among any Party and their respective Associated Parties, and (B) shall be deemed to apply only to members of the board of directors and corporate officers of the respective Parties.

6.	Miscellaneous.

(a)  Entire Agreement. This Agreement states the entire agreement of the Parties concerning the subject matter hereof, and supersedes all prior agreements, written or oral, between or among them concerning such subject matter.

(b)  Amendments; Waivers. This Agreement may be amended only by the written agreement of each of the Parties, and compliance with any provision of this Agreement may be waived only by the written agreement of the Party that is adversely affected by such waiver.

(c)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns. No Party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other Parties.

(d)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, in any jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction.

(e)  Further Assurances. The Parties hereto agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)  Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Action arising out of or relating to this Agreement. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 10.8 of the Merger Agreement and agrees that a final judgment in such jurisdiction in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

(g)  Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all Parties, but all of which counterparts when taken together will constitute one and the same agreement. Facsimile signatures and pdf copies of signature pages, shall constitute original signatures for all purposes of this Agreement. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.

(h)  Representation by Counsel. Each Party acknowledges that it has been advised by legal and any other counsel retained by such Party in its sole discretion. Each Party acknowledges that such Party has had a full opportunity to review this Agreement and to negotiate this Agreement in its sole discretion, without any undue influence by any other Party or any third party.

(i)  Construction. The Parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(j)  Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

(k)  Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(l)  No Waivers. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the Party’s rights under such provisions at any other time or a waiver of the Party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other Party.

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NOW, THEREFORE, the Parties have executed this Termination and Release Agreement as of the date first written above.

PARENT:

APEX BIOVENTURES ACQUISITION CORPORATION

By: /s/ Darrell J. Elliott
Darrell J. Elliott, Chief Executive Officer

ACQUISITION SUB:

APEX ACQUISITION SUB, INC.

By: /s/ Darrell J. Elliott
Darrell J. Elliott, President

COMPANY:

DYNOGEN PHARMACEUTICALS, INC.

By: /s/ Lee R. Brettman
Lee R. Brettman, Chief Executive Officer